Exhibit 1.1
CONTRATO DE SOPORTE FINANCIERO PARA SUSCRIPCIÓN DE AUMENTO DE CAPITAL (EN LO SUCESIVO EL “CONTRATO”), QUE CELEBRAN POR UNA PARTE IXE BANCO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, IXE GRUPO FINANCIERO (EN ADELANTE “IXE”) REPRESENTADA EN ESTE ACTO POR LOS SEÑORES ENRIQUE LUIS CASTILLO SÁNCHEZ MEJORADA Y JOSÉ TRINIDAD HERNÁNDEZ MENDOZA; Y POR LA OTRA PARTE VITRO, S.A. DE C.V. (EN ADELANTE EL “EMISOR”), REPRESENTADO EN ESTE ACTO POR LOS SEÑORES ÁLVARO RODRÍGUEZ ARREGUI Y CLAUDIO LUIS DEL VALLE CABELLO, DE CONFORMIDAD CON LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS:
D E C L A R A C I O N E S
I.	Declara el Emisor:

a)	Que es una sociedad anónima de capital variable, debidamente constituida conforme a las leyes de los Estados Unidos Mexicanos (“México”), según consta en los siguientes documentos:

1. Escritura Pública No. 158 de fecha 27 de agosto de 1936, otorgada ante la fe del Licenciado Carlos Hinojosa Guajardo, Notario Público de Monterrey, Nuevo León, debidamente inscrita en el Registro Público de Comercio de Monterrey, Nuevo León, bajo el No. 139, volumen 171, el día 3 de octubre de 1936, en la cual se hace constar la constitución de la sociedad, bajo la denominación Fomento de Industria y Comercio, S.A.

2. Escritura Pública No. 19,528 de fecha 9 de mayo de 1980, otorgada ante la fe del Licenciado Fernando Méndez López, Notario Público No. 12 de Monterrey Nuevo León, debidamente inscrita en el Registro Público de Comercio bajo el No. 1224, volumen 117 de fecha 9 de junio 1980 de Monterrey, Nuevo León, en la cual se hace constar el cambio de denominación a Vitro, S.A. y la reforma a los estatutos sociales de la sociedad.

3. Escritura Pública No. 61,366 de fecha 30 de marzo de 1998, otorgada ante la fe del Licenciado Juan Manuel García García, Notario Público No. 129 de Monterrey, Nuevo León, debidamente inscrita en el Registro Público de Comercio bajo el No. 2091, volumen 207-42 de fecha 1 de abril 1998 de Monterrey, Nuevo León, en la cual se hace constar la transformación de la sociedad de S.A. a S.A. de C.V. y la reforma a los estatutos sociales de la sociedad.

b)	Que la celebración del presente Contrato y el cumplimiento de sus obligaciones al amparo del mismo, no contravienen ley o disposición contractual alguna que lo obligue o afecte, ni licencia o autorización alguna que hubiere recibido y que le sea aplicable; y que el Emisor y sus subsidiarias dan cumplimiento en sus aspectos sustanciales a las leyes, reglamentos y disposiciones que les son aplicables.

c)	Que la celebración de este Contrato y cualquier otro documento que el Emisor deba suscribir conforme a este Contrato, está comprendida dentro de su objeto social, ha sido debidamente autorizada por todas las instancias de gobierno corporativo pertinentes (adjuntándose a este Contrato como Anexo A, copia de la certificación expedida por el Secretario del Consejo de Administración del Emisor, de fecha 11 de septiembre del 2006) y no viola sus estatutos vigentes a la fecha del presente Contrato.

d)	Que no se requiere de autorización, aprobación, registro, u otro acto de, o ante, cualquier autoridad gubernamental de México, para la debida suscripción, entrega y cumplimiento por parte del Emisor del presente Contrato y cualquier otro documento que deba suscribir el Emisor conforme a este Contrato.

e)	Que este Contrato y los demás documentos que se suscriban conforme a este Contrato, constituyen obligaciones legales y válidas del Emisor y exigibles en su contra de conformidad con sus respectivos términos.

f)	Que es su intención llevar a cabo un aumento de su capital social en la parte variable del mismo (el “Aumento de Capital”), mediante la emisión de acciones (las “Acciones”) sin expresión de valor nominal, por el que esperaría obtener recursos totales por aproximadamente $550,000,000.00 (Quinientos cincuenta millones de pesos 00/100 M.N.), con las características generales que se indican en el proyecto de asamblea general extraordinaria de accionistas del Emisor (la “Asamblea”, que se adjunta a este Contrato como Anexo B), respecto de las cuales, los actuales accionistas del Emisor (los “Accionistas”) en términos de lo dispuesto por el artículo 132 de la Ley General de Sociedades Mercantiles, tendrán derecho preferente, en proporción al número de sus acciones, para suscribir las que emita el Emisor en virtud del Aumento del Capital, dentro de los quince días siguientes a la publicación, en el periódico oficial del domicilio del Emisor, del acuerdo de la Asamblea sobre el Aumento del Capital (el “Derecho de Preferencia”); en el entendido de que los Accionistas podrán ceder dichos derechos de conformidad con lo que establece la Ley del Mercado de Valores..

g)	Que ante la posibilidad de que después de transcurrido el plazo para que los Accionistas o sus cesionarios ejerzan el Derecho de Preferencia que les corresponde sobre las Acciones, queden Acciones sin suscribir (en adelante y por brevedad las “Acciones de Tesorería”), el Emisor desea contratar con Ixe para que éste suscriba aquellas Acciones de Tesorería que representen hasta un límite máximo del 58% (cincuenta y ocho por ciento) del importe total del Aumento de Capital y las pague en los términos establecidos por la Asamblea.

h)	Que sus representantes, señores Álvaro Rodríguez Arregui y Claudio Luis del Valle Cabello, cuenta con facultades suficientes para celebrar el presente Contrato en su nombre y representación, según consta respectivamente en escrituras públicas números 14,396, de fecha 15 de octubre de 2003 y 17,181, de fecha 10 de julio de 2006, otorgadas ante el Lic.Oscar Elizondo Garza, Notario Público N° 25 de Monterrey, Nuevo León, ambos instrumentos inscritos en el Registro Público de la Propiedad y de Comercio de Monterrey, N.L., el primero bajo el N° 11,309, vol. 4, libro 1, con fecha 11 de noviembre de 2003 y el segundo, bajo el Folio Mercantil Electrónico N° 1062*9, con fecha 12 de julio de 2006, mismas que no les han sido revocadas o limitadas a la fecha del presente Contrato.
II.	Declara Ixe:
a)	Que es una sociedad legalmente constituida de acuerdo con las leyes de los Estados Unidos Mexicanos, según consta en los siguientes documentos:

1. Escritura Pública No. 32,541 de fecha 1° de agosto de 1994, otorgado ante la fe del Licenciado Roberto Courtade Bevilacqua, Notario Público No.132 del Distrito Federal, debidamente inscrita en el Registro Público de Comercio del

Distrito Federal en el Folio Mercantil No. 193,508 de fecha 22 de noviembre de 1994, en la cual se hace constar la constitución de Banco Fimsa, S.A.

2. Escritura Pública No. 33,450 de fecha 3 de mayo de 1995, otorgado ante la fe del Licenciado Roberto Courtade Bevilacqua, Notario Público No.132 del Distrito Federal, debidamente inscrita en el Registro Público de Comercio del Distrito Federal en el Folio Mercantil No. 193,508, de fecha 4 de enero de 1996, en la cual se hace constar el cambio de denominación de Banco Fimsa, S.A., Institución de Banca Múltiple, Fimsa Grupo Financiero a Ixe Banco, S.A. Institución de Banca Múltiple, Ixe Grupo Financiero.

b)	Está dispuesto a contratar con el Emisor conforme a lo que se indica en la Declaración I (g) anterior y a suscribir y pagar las Acciones de Tesorería, conforme a los términos y condiciones que se establecen en este Contrato.

c)	La celebración del presente Contrato y el cumplimiento de sus obligaciones al amparo de este Contrato, no contravienen sus estatutos sociales, ni ley o disposición contractual alguna que lo obligue o afecte, ni licencia o autorización alguna que hubiere recibido y que le sea aplicable, y su objeto social contempla, en general, la prestación de los servicios materia de este Contrato.

d)	Que la celebración de este Contrato y cualquier otro documento que IXE deba suscribir conforme a este Contrato, ha sido debidamente autorizada por todas las instancias de gobierno corporativo pertinentes.

e)	Que no se requiere de autorización, aprobación, registro, u otro acto de, o ante, cualquier autoridad gubernamental de México, para la debida suscripción, entrega y cumplimiento por parte de IXE del presente Contrato y cualquier otro documento que deba suscribir IXE conforme a este Contrato.

f)	Que este Contrato y los demás documentos que se suscriban conforme a este Contrato, constituyen obligaciones legales y válidas de IXE y exigibles en su contra de conformidad con sus respectivos términos.

g)	Que los señores Enrique Luis Castillo Sánchez Mejorada y José Trinidad Hernández Mendoza cuentan con facultades suficientes para celebrar el presente Contrato en su nombre y representación, mismas que no le han sido revocadas o limitadas a la fecha del presente Contrato, según consta, respectivamente, en escritura pública número 7,320, de fecha 31 de octubre del 2000, otorgada ante la fe del Licenciado Mario Evaristo Vivanco Paredes, Notario Público N° 67 del Distrito Federal y en escritura pública número 115,711, de fecha 13 de junio del 2006, otorgada ante la fe del Licenciado Cecilio González Márquez, Notario Público N° 151 del Distrito Federal.
Expuesto lo anterior, las partes se sujetan a las siguientes:
C L Á U S U L A S
PRIMERA.- Suscripción. Sujeto a los términos y condiciones que se convienen en el presente Contrato, Ixe se obliga frente al Emisor a suscribir y pagar por cuenta propia las Acciones de Tesorería, al precio que para cada una de las Acciones se determine con base en la fórmula establecida por la Asamblea (el “Precio”) pagadero en la Fecha de

Liquidación (según este término se define más adelante), quedando limitado el compromiso de Ixe a suscribir únicamente aquellas Acciones de Tesorería que representen hasta el 58% (cincuenta y ocho por ciento) del importe total del Aumento de Capital. Ixe suscribirá dichas Acciones de Tesorería precisamente el día hábil inmediato siguiente al vencimiento del plazo para el ejercicio del Derecho de Preferencia (la “Fecha de Suscripción”).
SEGUNDA.- Titulación. El Emisor se obliga a poner a disposición de Ixe a través de S.D. Indeval, S.A. de C.V, Institución para el Depósito de Valores (“Indeval”), el título o títulos que amparen las Acciones, a más tardar a las 14:00 horas (tiempo de la ciudad de México) de la Fecha de Suscripción, para su depósito en la cuenta que al efecto mantenga Ixe en Indeval y que Ixe indique al Emisor por escrito.
TERCERA.- Liquidación. Ixe se obliga a liquidar al Emisor el Precio de las Acciones de Tesorería que suscriba, a más tardar a las 14:00 horas en la Fecha de Suscripción (la “Fecha de Liquidación”). El pago del Precio lo efectuará Ixe, siempre y cuando haya recibido el pago de la comisión por suscripción que se establece más adelante, y no se haya presentado ninguna de las causas de terminación a las que el presente Contrato está sujeto, mediante transferencia electrónica a la Cuenta de Cheques (según se define más adelante), en fondos inmediatamente disponibles, a más tardar a las 14:00 horas de la Fecha de Liquidación o, en caso de así requerirlo por escrito el Emisor, mediante la entrega de un cheque a favor del Emisor a más tardar a las 14:00 horas de la Fecha de Liquidación, en el domicilio de Ixe indicado en este Contrato.
CUARTA.- Comisión. El Emisor se obliga a pagar a Ixe las comisiones que las partes acuerden por escrito en documento por separado.
QUINTA.- Lugar y Forma de Pago. Todos los pagos que el Emisor deba hacer conforme a este Contrato, se harán en fondos libremente transferibles y disponibles el mismo día, en el domicilio de Ixe que se indica en este Contrato, o en cualquier otra forma que Ixe oportunamente indique por escrito al Emisor; en el entendido que, cualquier pago realizado por el Emisor después de la hora establecida al efecto se entenderá realizado el día siguiente.
SEXTA.- Gastos, Costos y Honorarios. El Emisor se obliga a rembolsar a Ixe todos y cada uno de los gastos y honorarios de Ixe razonables y debidamente documentados, en que éste incurra o que sean debidos en relación con la celebración de este Contrato y el cumplimiento de sus obligaciones conforme al mismo, incluyendo sin limitación los gastos generados por la preparación de los documentos legales y documentos de presentación de información, en su caso, así como los honorarios legales y gastos notariales, en su caso.
Tales gastos y honorarios serán cubiertos a la parte que tenga derecho a ellos por el Emisor, a más tardar dentro de los diez (10) días hábiles siguientes a que se le presente una relación por escrito de los mismos.
La obligación que asume el Emisor en los términos de la presente Cláusula, se mantendrá con plena vigencia y efectos, a pesar de que se den por terminadas o se resuelvan las demás obligaciones que se convienen en el presente Contrato.

SÉPTIMA.- Indemnización. El Emisor se obliga a indemnizar y sacar en paz y a salvo a Ixe y a los consejeros, funcionarios, empleados, representantes y asesores de éste, en caso de que se presente alguna reclamación, procedimiento, juicio o demanda en contra de cualquiera de ellos, en virtud de cualquiera de los actos que realice Ixe o alguno uno de ellos, en relación con el presente Contrato y el cumplimiento de sus obligaciones al amparo del mismo, o derivados de cualquier omisión o declaración falsa o incorrecta, en cualquier aspecto significativo, proporcionada por el Emisor a Ixe. Por lo tanto, el Emisor se obliga a pagar o rembolsar a Ixe y a los consejeros, funcionarios, empleados, representantes y asesores de este, en caso de que éste incurra en gastos o erogaciones de cualquier naturaleza (incluyendo gastos razonables y justificados, debidamente documentados, relacionados con honorarios legales), o sufra daños, en virtud de alguna reclamación, juicio, procedimiento o demanda entablado en contra de Ixe o de los consejeros, funcionarios, empleados, representantes y asesores de este, en relación con cualesquiera de los actos que Ixe lleve a cabo en los términos del presente Contrato o de dichas omisiones o información falsa o incorrecta, salvo por lo que se refiere al caso de actos que señale un tribunal competente mediante sentencia definitiva e inapelable, como derivados de la culpa, negligencia, dolo o mala fe de Ixe o de los consejeros, funcionarios, empleados, representantes y asesores de este, así como de cualquier persona que controle a Ixe o sus afiliadas. La obligación que asume el Emisor en los términos de la presente Cláusula, se mantendrá con plena vigencia y efectos, a pesar de que se den por terminadas o se resuelvan las demás obligaciones que se convienen en el presente Contrato.
OCTAVA. Causas de Terminación. Las partes convienen que, de cumplirse en cualquier momento antes de la Fecha de Suscripción cualesquiera de los eventos que se indican a continuación, el presente contrato se dará por terminado, quedando liberado Ixe del cumplimiento de dichas obligaciones, incluyendo, sin limitación, la obligación de suscribir las Acciones de Tesorería y de pagar el Precio:
(a)	si el Emisor o Ixe se vieren imposibilitados por ley o por orden de autoridad competente para suscribir las Acciones de Tesorería, en los términos que se establecen en el presente Contrato;

(b)	si se suspende o cancela la inscripción de las Acciones en el Registro Nacional de Valores;

(c)	si el Emisor incumpliere con su obligación de poner a disposición de Ixe, por conducto del Indeval los títulos representativos de las Acciones de Tesorería conforme a lo establecido en este Contrato;

(d)	en caso de concurso mercantil, quiebra, liquidación o disolución del Emisor o en caso de concurso mercantil, quiebra, liquidación o disolución de alguna subsidiaria del Emisor que afecte significativamente la situación financiera del Emisor, o bien, cuando sea iniciada alguna acción judicial en su contra o en contra de alguna de sus subsidiarias de tal naturaleza que impida su operación normal o el cumplimiento de sus obligaciones financieras de mayor importancia y ello tenga un efecto material adverso en la situación financiera consolidada del Emisor;

(e)	en el supuesto de que la situación financiera consolidada del Emisor presente diferencias adversas substanciales a aquellas de que tuvo conocimiento Ixe mediante la información proporcionada a Ixe por el Emisor para efectos del presente Contrato.
Ixe podrá renunciar a cualquiera de las causas de terminación antes señaladas previa notificación por escrito al Emisor.
Convienen las partes que, en caso de cumplirse alguna de las condiciones antes señaladas, las obligaciones pactadas en el presente Contrato se darán por terminadas, salvo por la obligación del Emisor de rembolsar gastos razonables y justificados conforme a lo que se establece en este Contrato, así como la obligación de indemnizar que asume el Emisor en los términos del mismo, las cuales continuarán con plena vigencia.
NOVENA.- Transmisiones. Ixe podrá ceder sus derechos y obligaciones bajo el presente Contrato a cualquier empresa subsidiaria de Ixe Grupo Financiero, S.A. de C.V, en el entendido, sin embargo, de que Ixe deberá notificar previamente al Emisor de dicha cesión. Asimismo, Ixe podrá transmitir libremente una parte o la totalidad de las Acciones de Tesorería que haya suscrito y pagado de conformidad con el presente Contrato; en el entendido, sin embargo, de que Ixe no podrá vender, ceder, aportar o de cualquier otra forma transmitir o llevar a cabo cualquier operación que tenga como efecto enajenar dichas acciones a cualquier persona moral que de acuerdo al leal saber y entender de Ixe compita directa o indirectamente con el Emisor o sus subsidiarias en el negocio de fabricación, manufactura, distribución o venta de envases de vidrio calizo o productos de vidrio plano, sin el consentimiento previo por escrito del Emisor, en el entendido, sin embargo, de que lo anterior no limitará la facultad de Ixe de enajenar dichas acciones mediante la colocación de órdenes de venta en la Bolsa Mexicana de Valores o de otra forma, sin conocer la identidad del comprador.
DÉCIMA.- Avisos y Notificaciones. Todas las notificaciones que las partes deban hacerse conforme a este Contrato, deberán ser por escrito y entregarse de manera indubitable a los domicilios que se señalan a continuación:

Emisor:
Dirección:	Av. Ricardo Margain no. 440
Col. Valle del Campestre
San Pedro Garza García, Nuevo León, C.P. 66265
Atención:	Departamento Jurídico.
Correo electrónico: asanchezmu@vitro.com

Ixe:
Dirección:	Paseo de la Reforma 505, Piso 47
Col. Cuauhtémoc, Del. Cuauhtémoc
México, D.F., C.P. 06500
Atención:	Alejandro Osorio Pérez.
Correo electrónico: aosorio@ixe.com.mx
DÉCIMOPRIMERA.- Legislación Aplicable. El presente Contrato se regirá de conformidad con la legislación aplicable en el Distrito Federal, México.
DÉCIMOSEGUNDA.- Jurisdicción. Para la interpretación y cumplimiento del presente Contrato, las partes se someten a la jurisdicción de los tribunales competentes de la

Ciudad de México, Distrito Federal, México, renunciando expresamente a cualquier otro fuero que pudiera corresponderles por razón de su domicilio presente o futuro.
Estando de acuerdo con el contenido del presente Contrato, las partes lo suscriben en tres (3) ejemplares, en la Ciudad de México, Distrito Federal, el día 25 de septiembre de 2006
EMISOR
VITRO, S.A. DE C.V.

Álvaro Rodríguez Arregui	Claudio Luis del Valle Cabello

IXE
IXE BANCO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, IXE GRUPO FINANCIERO
Representado por:

Enrique Luis Castillo Sánchez Mejorada	José Trinidad Hernández Mendoza

BACK STOPAGREEMENT FOR SUSCRIPTION OF CAPITAL STOCK (HEREINAFTER REFERRED TO AS THE “AGREEMENT”) ENTERED BY AND BETWEEN IXE BANCO, S.A., INSTITUCION DE BANCA MULTIPLE, IXE GRUPO FINANCIERO (HEREINAFTER REFERRED TO AS “IXE”) REPRESENTED IN THIS AGREEMENT BY MESSRS. ENRIQUE LUIS CASTILLO SÁNCHEZ MEJORADA AND JOSÉ TRINIDAD HERNÁNDEZ MENDOZA; AND BY VITRO, S.A DE C.V. (HEREINAFTER REFERRED TO AS THE “ISSUER”) REPRESENTED IN THIS AGREEMENT BY MESSRS. ALVARO RODRIGUEZ ARREGUI AND CLAUDIO DEL VALLE CABELLO, WITH ACCEPTANCE OF THE FOLLOWING STATEMENTS AND CLAUSES:
S T A T E M E N T S
I.- The Issuer states:
a) That is a sociedad anónima de capital variable, duly organized and existing under the laws of the United Mexican States (“Mexico”), as it states in the following documents:
1. Public Deed number 158, dated as of August 27 of 1936, issued by Mr. Carlos Hinojosa Guajardo, Public Notary of Monterrey, Nuevo Leon, duly registered at the Public Registry of Commerce of Monterrey, Nuevo León, under the record number 139, volume 171, dated as of October 3, 1936, at Monterrey Nuevo Leon, where the incorporation of the company is established under the name of Fomento de Industria y Comercio, S.A.
2. Public Deed number 19,528, dated as of May 9 of 1980, issued by Mr. Fernando Méndez López, Public Notary No. 12 of Monterrey, Nuevo Leon, duly registered at the Public Registry of Commerce of Monterrey, Nuevo León, under the record number 1224, volume 117, dated as of June 9, 1980 at Monterrey, Nuevo Leon, where the change of name to Vitro, S.A. and the modification of the By Laws is established.
3. Public Deed number 61,366, dated as of March 30, 1998, issued by Mr. Juan Manuel Garcia Garcia, Public Notary No. 129 of Monterrey, Nuevo Leon, duly registered at the Public Registry of Commerce of Monterrey, Nuevo León, under the record number 2091, volume 207-42, dated as of April 1, 1998 at Monterrey, Nuevo Leon, where is recorded the transformation of the company from S.A. to S.A. de C.V: and the modification of the By Laws is established.
b) That the execution of this Agreement and the contractual performance, does not constitutes a contravention to the law or any contractual disposition, neither license nor authorization received and which is applicable; and that the Issuer and its subsidiaries substantially fulfill the applicable laws, administrative regulations or dispositions.
c) That the execution of this Agreement and any other document that the Issuer shall subscribe in accordance with this Agreement, its contemplated under its corporate purpose, has been duly authorized by all the related instances of the corporate governance and does not constitute a violation to the current By-laws at the date of this Agreement.
d) That no authorization, approval, registry or another act of, or before, a governmental authority of Mexico is required, for the subscription, delivery and fulfillment by the Issuer of this Agreement and any other document that the Issuer must subscribe in accordance with this Agreement.
e) That this Agreement and any other documents that are subscribed in accordance with this Agreement, constitute legal and valid obligations of the Issuer and enforceable in accordance with its corresponding terms.
f) That is their intention to increase their capital stock in the variable part (the “Capital Increase”) by issuing shares (the “Shares”) without the explicit nominal value, for a total amount of $550,000,000.00 (Five Hundred and Fifty million pesos Mexican Currency) with the general characteristics as indicated in the project of the General Extraordinary Shareholders Meeting of the Issuer (the “Meeting”, that is attached to this Agreement as Annex A), in accordance to, the actual shareholders of the Issuer (the “Shareholders”), pursuant to Article 132 of the Mexican Law of Corporations, will have a preemptive right, in proportion to the number of the shares , to subscribe the Shares issued by the Issuer due to the Capital Increase, within the following 15 days to the publication in the official gazette of the domicile of the Issuer, in accordance to the Meeting of the Capital Increase (the “Preemptive Right”); in the understanding that the Shareholders may assign their right pursuant to the Mexican Securities Law.
g) Due to the possibility that after the term to exercise their Preemptive Right (either by the Shareholders or its assignees) has elapsed there might be unsubscribed shares (hereinafter “Treasury Shares”), the Issuer is willing to enter into an agreement with IXE so that IXE can subscribe those Treasury Shares which could represent a 58% (fifty eight percent) at the most of the total amount of the Capital Increase and be paid in accordance with the Meeting.
h) That his legal representative has enough capacity to execute the present Agreement in his name and representation, as it is established on the public deed number 7,320, dated as of October 21, 2000, issued by Mr. Mario Evaristo Vivanco Paredes, Public Notary Number 67 of Distrito Federal and on the public deed number 115,711, dated as of June 13, 2006, issued by Mr. Cecilio Gonzalez Marques, Public Notary Number 151 of Distrito Federal, which has not been revoked or limited until the date of this Agreement.
II. IXE states:
a) That is a company, duly organized and existing under the laws of the México as it states in the following documents:
1. Public Deed No. 32,451 date August 1, 1994 granted by Mr. Roberto Courtade Bevilacqua, Public Notary No.132 of the Distrito Federal, duly registered in the Public Registry of Commerce of the Distrito Federal under No.193,508 dated November 22, 1994, where the incorporation of Banco Fimsa, S.A. is established.
2. Public Deed No. 33,450 dated May 3, 1995 granted by Mr. Roberto Courtade Bevilacqua, Public Notary No.132 of the Distrito Federal, duly registered in the Public Registry of Commerce of the Distrito Federal under No. 193,508, dated January 4, 1996 where the modification of its name is established from Banco Fimsa, S.A., Institución de Banca Múltiple, Fimsa Grupo Financiero to Ixe Banco, S.A. Institución de Banca Múltiple, Ixe Grupo Financiero.
b) That it is willing to enter into an agreement with the Issuer in accordance with Statement I (g) above and to subscribe and pay the Treasury Shares, in accordance with the terms and conditions established in this Agreement.
c) That the execution of this Agreement and the contractual performance, does not constitutes a contravention to their By-Laws, law or any contractual disposition that obliges or affects it, neither license nor authorization received which is applicable, and the corporate purpose contemplates, in general, the rendering of the services, subject matter of this Agreement.
d) That the execution of this Agreement and any other document that IXE shall subscribe in accordance with this Agreement has been duly authorized by all the related instances of the corporate governance.
e) That no authorization, approval, registry or another act of, or before, a governmental authority of Mexico is required, for the subscription, delivery and fulfillment by IXE of this Agreement and any other document that must IXE execute in accordance with this Agreement.
f) That this Agreement and any other documents that are executed in accordance with this Agreement, constitute legal and valid obligations of IXE and are enforceable in accordance with its corresponding terms.
g) That Messrs. Enrique Luis Castillo Sánchez Mejorada and Jose Trinidad Hernández Mendoza have enough capacity to execute this Agreement in its name and representation, as it is stated the public deed number 7,320, dated as of October 31, 2000, issued by Mr. Mario Evaristo Vivanco Paredes, Public Notary Number 67 of Distrito Federal and in public deed 115,711, dated as of June 13, 2006, issued by Mr. Cecilio González Márquez, Public Notary Number 151 of Distrito Federal, which capacities have not been revoked or limited at the date of this Agreement.
As stated above, the parties are subject to the following:

C L A U S E S
First. — Subscription. Subject to the terms and conditions of this Agreement, IXE agrees to subscribe and pay the Treasury Stock, in the price that for each Shares will be determined in base to the formula established by the Meeting (the “Price”) payable in the Liquidation Date (as defined below), being limited to subscribe solely those Treasury Shares that represent a maximum amount of 58% (fifty eight percent) of the total amount of the Capital Increase. IXE will subscribe the Treasury Shares on the next business day following the due date to exercise the Preemptive Right (the “Subscription Date”).
Second. — Securities. The Issuer agrees to provide to IXE trough S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores (“Indeval”), the title or titles representing the Shares, no later than at the14:00 hours (Mexico City time) of the Subscription Date, for their deposit in the account that IXE has INDEVAL and that IXE indicates to the Issuer in writing.
Third. – Liquidation. IXE agrees to liquidate to the Issuer the Price of the Treasury Shares that it subscribes no later than the 14:00 hours of the Subscription Date (the “Liquidation Date”). The payment of the Price shall be made by IXE, as long as it has received the subscription fee mentioned below and none of termination events of this Agreement has occurred, by electronic transfer to the Checking Account (as defined below) in immediately available funds no later than the 14:00 hours of the Liquidation Date or, in case that the Issuer requires in writing, by means of delivering a check in favor of the Issuer no later than the 14 hours of the Liquidation Date, in the domicile of IXE indicated in this Agreement.
Fourth. — Fee. The Issuer agrees to pay the fees to IXE as agreed in writing by both on a separate agreement.
Fifth.- Method and Place of Payment. All the payments that the Issuer shall made in accordance with this Agreement, will be made in free, transferable funds, available on the same day, in the domicile that IXE indicates in this Agreement, or in any other form timely indicated by IXE to the Issuer; in the understanding that, any payment made by the Issuer after the time established above will be understand as made the next day.
Sixth.- Legal Fees and Expenses. The Issuer agrees to reimburse to IXE all reasonable and duly documented legal fees and expenses incurred or realized in connection with the execution of this Agreement, the fulfillment of the obligations in accordance with this Agreement, including without limitation the expenses incurred in the preparation of the legal documents and information documents, in its case, as well as legal fees and expenses, in its case.
Such expenses and legal fees will be paid by the Issuer to the party that has the right to receive them, no later than the next ten business days next after a relation of such expenses has been delivered to Issuer.

The obligation that the Issuer assumes under this clause, will maintain its full valid effects even though the other obligations are terminated or fulfilled under this Agreement.
Seventh.- Indemnification. The Issuer agrees to indemnify and hold harmless IXE and its board members, executives employees, representatives and advisors, in case there is a claim, proceeding, trail or complaint, against any of them, by virtue of any act realized by IXE or anyone of them, in relation with this Agreement and the performance of its obligations, or derived by any omission or false or incorrect statement in any significant way, provided by the Issuer to IXE. Therefore, the Issuer agrees to pay or reimburse to IXE and to the board members, executives, employees, representatives and advisors, in case they incur in expenses of any nature whatsoever (including reasonable and documented expenses, related to legal fees), or suffer damages, by virtue of any claim, trail, proceeding or complaint against IXE or any of its board members, executives, employees, representatives and advisors, in relation with any of the acts that IXE carries out in the terms of this Agreement or of any omission, false or incorrect information, except in the case in which a competent court by means of a final and unappelable decision declares such acts are consequence of the liability, negligence, willful misconduct or bad faith of IXE or it board members, executives, employees, representatives and advisors, as well as any other person that controls IXE or any of its affiliates. The obligation that the Issuer assumes in the terms of this clause will have full force and effects even though the other obligations of this Agreement are terminated.
Eighth.- Termination Event. The parties agree that if any of the following events occur before the Subscription Date, this Agreement shall be terminated, releasing IXE of its obligations, including, without limitation, the obligation to subscribe the Treasury Shares and to pay the Price:
a)	If the Issuer or IXE can not comply by law or by order of competent authority to subscribe the Treasury Shares, in the terms of this Agreement.

b)	If the inscription of the Shares in the National Registry of Securities is cancelled or suspended.

c)	If the Issuer does not comply with its obligation of providing IXE trough Indeval, the title or titles representing the Treasury Shares, in accordance with the established in this Agreement.

d)	In case of bankruptcy, liquidation or dissolution of the Issuer or in case of bankruptcy, liquidation or dissolution of any subsidiary of the Issuer that may significantly affect the financial situation of the Issuer, or when any legal action against the Issuer or any of it subsidiaries is initiated that may interfere in the normal operation or the compliance of its material financial obligations and that have a materially adverse effect in the consolidated financial situation of the Issuer;

e)	In case that the consolidated financial situation of the Issuer has substantially adverse differences against those that IXE had knowledge by means of the information provided to IXE by the Issuer for effects of this Agreement.

IXE may waive any of the termination events mentioned above with a prior written notification to the Issuer.
The parties agree that in case of the occurrence of any of the events mentioned above, the obligations agreed in this Agreement will be terminated except for the obligation of the Issuer to reimburse the reasonable and duly documented expenses as agreed in this Agreement, as well as the obligation to indemnify assumed by the Issuer in the terms of this Agreement, which will continue with full force and effect.
The parties agree that in case that IXE does not comply with its obligation to subscribe and pay for the Treasury Shares for any reason other than the termination events described in subsections (a) through (e) of this eighth clause, IXE shall reimburse immediately by written request of the Issuer the commitment fee described in subsection (i) of the fourth clause of this Agreement, without prejudice of the responsibility that may result for the damages caused by such breach to the Issuer.
Ninth.- Transferability. IXE may transfer or assign its rights and obligations under the present Agreement to any subsidiary of IXE Grupo Financiero, S.A. de C.V. in the understanding, that although, that IXE shall notify previously to the Issuer the mentioned transfer or assign. Also, IXE may transfer or assign freely one part or the total of the Treasury Shares that had subscribe and pay in the terms of this Agreement; in the understanding, nevertheless, that IXE can not sell, assign, contribute, or in any other form to transfer or to carry on any operation that have the effect to transfer the ownership of such shares to any company that to the understanding and knowledge of IXE, competes directly or indirectly with the Issuer or any of it subsidiaries in the business of fabrication, manufacture, distribution or sale of glass containers (“vidrio calizo”) or flat glass products, without the prior written consent of the Issuer, in the understanding that nevertheless, that the above will not limit the ability of IXE to transfer the ownership of such shares by means of sale orders in the Mexican Stock Exchange or other ways, without knowing the identity of the buyer.
Tenth.- Notices. All notifications to be given by either party to the other under the provisions of this Agreement shall be in writing and delivered in the following domiciles:

Issuer
Domicile:	Av. Ricardo Margáin No. 440
Col. Valle del Campestre
San Pedro Garza García, Nuevo León, C.P. 66265
Attention:	Legal Department
E-mail: asanchezmu@vitro.com

IXE
Domicile:	Paseo de la Reforma 505, Piso 47

Col. Cuauhtémoc, Del. Cuauhtémoc
México, D.F., C.P. 06500
Attention:	Alejandro Osorio Pérez
E-mail: aosorio@ixe.com.mx
Eleventh.- Governing Law. This Agreement shall be govern by the applicable Laws of México, Distrito Federal.
Twelfth.- Jurisdiction. For the interpretation and execution of this Agreement, the parties submit to the jurisdiction of the competent courts of México, Distrito Federal. The parties hereby expressly waive to any other jurisdiction that may correspond to them by reason of their current or future domicile.
In witness hereof, the parties hereto have duly executed in 3 original sets the Agreement as of this 25day of September 2006
ISSUER
VITRO, S.A. DE C.V.

Álvaro Rodríguez Arregui	Claudio Luis del Valle Cabello

IXE
IXE BANCO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, IXE GRUPO
FINANCIERO
Represented by:

Enrique Luis Castillo Sánchez Mejorada	José Trinidad Hernández Mendoza